Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

FIRST: The name of this corporation (the “Corporation”) shall be Consolidated Communications Holdings, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808, United States, and the name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:

A.	Authorized Classes of Stock and Number of Shares. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares that the Corporation is authorized to issue is 160,000,000 shares consisting of (1) 150,000,000 shares of Common Stock, par value $0.01 per share and (2) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

B.	Preferred Stock. Authority is hereby expressly granted to and vested in the Board of Directors from time to time to authorize and issue some or all of the Preferred Stock in one or more classes or series, and in connection with the creation of any such class or series, to determine and fix, by resolution or resolutions providing for the issuance thereof, such designations, powers, preferences, rights, qualifications, limitations and restrictions thereof, including, without limitation, the following:

1.	whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

2.	the number of shares to constitute the class or series and the designations thereof;

3.	the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

4.	whether or not the shares of any class or series shall be redeemable, and if redeemable, the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

5.	whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

6.	the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

7.	the preferences, if any, and the amounts thereof that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

8.	whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustment, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

9.	such other designations, powers, preferences, rights, qualifications, limitations and restrictions with respect to any class or series as the Board of Directors may deem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. Subject to the terms of the designation of the applicable class or series of Preferred Stock, the Board of Directors may (a) increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series by a resolution, or (b) decrease the number of shares of Preferred Stock designated for any class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

434,266 shares of the Preferred Stock of the Corporation are designated “Series A Perpetual Preferred Stock” with such voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference.

C.	Common Stock.

1.	Dividend Rights. Subject to the rights of holders of any Preferred Stock having prior rights as to dividends, holders of Common Stock shall be entitled to share ratably, on an equal per share basis, in all dividends and other distributions payable in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor.

2.	Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or any obligations convertible into or exercisable or exchangeable for (directly or indirectly) securities of the Corporation whether now or hereafter authorized.

3.	Liquidation Rights. Upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the Corporation’s debts and subject to any rights of the holders of any Preferred Stock upon such dissolution, liquidation or winding up, the remaining assets of the Corporation shall be distributed ratably on an equal per share basis among the holders of shares of Common Stock. A merger or consolidation of the Corporation with or into any other corporation or entity, or a sale or conveyance of all or any part of the assets of the Corporation shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation.

4.	Voting Rights. Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation and subject to any rights of holders of any Preferred Stock, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder on all matters voted upon by the stockholders of the Corporation.

5.	Redemption. The shares of Common Stock are not redeemable.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SEVENTH: To the fullest extent permitted by the DGCL, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of a corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this Seventh Article, by amendment of this Seventh Article or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

EIGHTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Any amendment, repeal or modification of any of the foregoing provisions of this Eighth Article, by amendment of this Eighth Article or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

Exhibit A

Series A Perpetual Preferred Stock

[See attached.]

Section 1          Designation. The designation of the series of Preferred Stock is “Series A Perpetual Preferred Stock,” par value $0.01 per share (the “Series A Preferred Stock”). Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock. The Series A Preferred Stock shall be perpetual, unless redeemed in accordance with this Exhibit A.

Section 2          Number of Shares. The authorized number of shares of the Series A Preferred Stock is four hundred thirty-four thousand two hundred and sixty-six (434,266). Series A Preferred Stock that is redeemed, purchased or otherwise acquired by Consolidated Communications Holdings, Inc. (the “Company”) shall not be reissued as Series A Preferred Stock and the Company shall take such actions as are necessary to cause such acquired shares to resume the status of authorized but unissued shares of Preferred Stock.

Section 3.          Defined Terms and Rules of Construction.

(a)	Definitions. As used herein with respect to the Series A Preferred Stock:

“Accrued Amount” shall mean, with respect to any share of the Series A Preferred Stock, the sum of the Liquidation Preference and the Accrued Dividends with respect to such share, in each case, as of the applicable date of redemption.

“Accrued Dividends” shall mean, as of any date, with respect to any share of the Series A Preferred Stock, all Preferred Dividends that have accrued on such share pursuant to Section 4(a), whether or not declared, but that have not, as of such date, been paid or added to the Liquidation Preference pursuant to Section 4(c).

“Acquired Debt” shall mean Indebtedness, (1) of a Person existing at the time such Person merges with or into the Company or Restricted Subsidiary, or (2) of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, or (3) assumed in connection with the acquisition of assets from such Person and, in each case, not Incurred in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary of the Company or such acquisition.

“Acquisition” shall mean any acquisition by the Company or any of its Restricted Subsidiaries of a Person, division or line of business that is engaged in a Permitted Business.

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control”, when used with respect to any Person, shall have the meaning specified in Rule 12b-2 under the Exchange Act; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning set forth in Section 6(a)(9).

“Applicable Premium” shall mean an amount, if positive, measured as of the Applicable Premium Payment Date and payable on account of any redemptions or repurchases by the Company occurring on or prior to such date, which causes the holders of the Series A Preferred Stock to receive, as of the Applicable Premium Payment Date, the same total amount of payments (with, if the Applicable Premium Payment Date occurs solely as a result of clause (b) of the definition thereof, the total principal amount outstanding on the Applicable Premium Payment Date under the Series A Preferred Stock or Alternative Preferred, as applicable, being considered “payments”) on the Series A Preferred Stock that such holders would have received if (x) the aggregate amount of shares of Series A Preferred Stock had had an initial an aggregate liquidation preference of $425 million and had received or accrued dividends at a rate per annum equal to 7.50% and otherwise had the same terms as the Series A Preferred Stock (the “Alternative Preferred”); (y) the Company had either (i) declared and paid dividends on the Alternative Preferred in respect of such Dividend Period in cash or (ii) not declared dividends for such Dividend Period and had the dividend accrue on the Alternative Preferred, as it did for the Series A Preferred Stock; and (z) the Company had made any redemptions or repurchases of the Alternative Preferred in the same amounts and on the same dates as it made for the Series A Preferred Stock. The Applicable Premium, if any, shall be treated as an adjustment to the price pursuant to any redemptions or repurchases occurring on or prior to the fifth anniversary of the Initial Closing Date (reasonably allocated among all such redemptions or repurchases). The Applicable Premium payable in respect of each share of Series A Preferred Stock shall be equal to the Applicable Premium on all outstanding shares of Series A Preferred Stock, calculated in the manner described in this definition divided by the number of shares of Series A Preferred Stock then outstanding. For the avoidance of doubt, if the Applicable Premium Payment Date occurs solely as a result of clause (b) of the definition thereof and the Company shall not have redeemed or repurchased (or been required to redeem or repurchase) any shares of Series A Preferred Stock on or prior to the fifth anniversary of the Initial Closing Date, then no Applicable Premium shall be payable on such Applicable Premium Payment Date.

“Applicable Premium Payment Date” shall mean the earlier of (a) the date on which the Liquidation Preference have been paid in full (whether due to redemption, repurchase or otherwise) and (b) the fifth anniversary of the Initial Closing Date.

“Asset Sale” shall mean:

(1)	the sale, lease, conveyance or other non-ordinary course disposition (each, a “Disposition”) of any assets, other than a Change of Control; and

(2)	the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the Disposition by the Company or any Restricted Subsidiary thereof of Equity Interests in any of its Subsidiaries (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law).

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1)	any Disposition of assets (i) in any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value not exceeding $5.0 million or (ii) in the aggregate (taken together with all such dispositions made pursuant to this clause (ii)) since the Initial Closing Date having a Fair Market Value not exceeding the greater of $100.0 million and 3% of Total Assets;

(2)	a Disposition of assets or Equity Interests between or among the Company and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary thereof;

(4)	a Disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5)	a Disposition of Cash Equivalents;

(6)	a Disposition of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings;

(7)	a Disposition that constitutes a Restricted Payment or an Investment that is permitted by Section 6(a)(5);

(8)	a Disposition of any property or equipment in the ordinary course of business that has become used, surplus, outdated, inefficient, damaged, worn out or obsolete;

(9)	the creation of a Lien not prohibited by this Exhibit A;

(10)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11)	licenses and cross-licenses of any technology or other intellectual property;

(12)	any disposition of Designated Noncash Consideration; provided that such disposition increases the amount of Net Proceeds of the Asset Sale that resulted in such Designated Noncash Consideration;

(13)	any foreclosure upon any assets of the Company or any of its Restricted Subsidiaries pursuant to the terms of a Lien not prohibited by the terms of this Exhibit A; provided that such foreclosure does not otherwise constitute an Insolvency Event;

(14)	any lease or sublease of real property not constituting a Sale and Leaseback transaction;

(15)	any Permitted Asset Swap; and

(16)	any Investment Transaction and any Disposition or issuance made pursuant thereto or in connection therewith;

provided that, notwithstanding anything to the contrary herein, none of the Company or any Restricted Subsidiary shall contribute or Disposition to any Unrestricted Subsidiary any intellectual property that is material to the Company and its Restricted Subsidiaries, taken as a whole.

“Asset Sale Offer” has the meaning set forth in Section 6(a)(8)(c).

“Attributable Debt” in respect of a Sale and Leaseback Transaction shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bank Equity Interests” shall mean Investments in non-voting participation certificates of CoBank, ACB acquired by Consolidated Communications, Inc. from CoBank, ACB.

“Board of Directors” shall mean the board of directors of the Company.

“Board Resolution” shall mean a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification.

“Business Combination” shall mean a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” shall mean a day except a Saturday, a Sunday or other day on which banks in the City of New York are authorized or required by applicable law to be closed.

“Bylaws” shall mean the Amended and Restated Bylaws of the Company, as amended, in effect on the date hereof, as they may be amended from time to time.

“Capital Expenditures” shall mean, for any period, any and all expenditures made by the Company or any of its Restricted Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statement prepared in accordance with GAAP, whether such asset is purchased for cash or financed as an account payable or by the incurrence of Indebtedness, accrued as a liability or otherwise including, without limitation, as a result of incurring any Capital Lease Obligations.

“Capital Lease Obligation” shall mean an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented thereby at any time will be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

All leases of any Person that are or would be characterized as operating leases in accordance with GAAP prior to giving effect to FASB Accounting Standards Update ASU 2016-02 (whether or not such operating leases were in effect at the time of effectiveness thereof) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of this Exhibit A regardless of FASB Accounting Standards Update ASU 2016-02 or any change in GAAP following the Original Issue Date that would otherwise require such leases to be recharacterized as Capital Leases. Without limiting the foregoing, all references to a “Capital Lease” or “Capital Leases” shall be understood to be a reference to a “Financing Lease” or “Financing Leases” where such nomenclature is consistent with GAAP.

“Capital Stock” shall mean:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” shall mean:

(1)	U.S. dollars and foreign currency received in the ordinary course of business or exchanged into U.S. dollars within 180 days;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), maturing, unless such securities are deposited to defease any Indebtedness, not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, U.S. dollar denominated deposit accounts with domestic national or commercial banks, including overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state, commonwealth or territory thereof having capital and surplus in excess of $500.0 million and a rating at the time of acquisition thereof of “P-1” or better from Moody’s or “A-1” or better from S&P, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above and (6) below entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “P-1” or higher from Moody’s or “A-1” or higher from S&P, or carrying an equivalent rating by a nationally recognized statistical ratings organization (within the meaning of Section 3(62) of the Exchange Act), if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and in each case maturing within one year after the date of acquisition;

(6)	securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, any member of the European Union or, in each case, by any political subdivision or taxing authority thereof, which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition; and

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation, as may be amended, modified or supplemented from time to time.

“Change of Control” shall mean the occurrence of any of the following:

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2)	the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) (including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act)) other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company.

For purposes of clause (2) of this definition of “Change of Control,” Contingent Payment Rights (and any securities that such Contingent Payment Rights are converted into) shall be treated as Voting Stock of the Company.

“Close of Business” shall mean 5:00 p.m., Eastern Time, on any Business Day.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the U.S. Securities and Exchange Commission, including the staff thereof.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company Redemption Date” shall have the meaning ascribed to it in Section 5(b)(2).

“Company Redemption Notice” shall have the meaning ascribed to it in Section 5(b)(2).

“Company Redemption Price” shall have the meaning ascribed to it in Section 5(b)(1).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period,

(1)	plus all amounts deducted in arriving at Consolidated Net Income for such period in respect of, without duplication, (i) Consolidated Interest Expense, amortization or write-off of debt discount and non-cash expense incurred in connection with equity compensation plans, (ii) foreign, federal, state and local income taxes, (iii) charges for depreciation of fixed assets and amortization of intangible assets, (iv) all non-cash charges (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) and (v) Transaction Fees as specified in reasonable detail;

(2)	minus (in the case of gains) or plus (in the case of losses) gain or loss on any disposition during such period;

(3)	plus extraordinary loss (as defined by GAAP) during such period;

(4)	plus the aggregate amount of all (x) unusual and non-recurring charges or expenses (including, for the avoidance of doubt, relating to storm damage and other extreme weather events) deducted in arriving at Consolidated Net Income for such period and not otherwise included in clause (1) above, (y) restructuring and similar charges, fees, costs (including severance costs), expenses and reserves and (z) the amount of any cost savings, operating expense reductions, operating enhancements and other synergies (net of the amount of actual amounts realized), from the Investment Transactions, and any mergers, acquisitions, Investments, cost savings initiatives, operating improvements, restructurings, cost savings and similar initiatives, actions or events and that are reasonably expected to be realized within 24 months of the date of the relevant event; provided that the aggregate amount permitted to be added back pursuant to this clause (4)(z) for any Test Period shall not exceed 20% of Consolidated EBITDA after giving effect to such adjustments; provided, further, that each such adjustment described in this clause (4)(z) shall be set forth in a certificate signed by a Financial Officer of the Company and delivered to the holders of Series A Preferred Stock;

(5)	plus, solely for purposes of calculating availability under Section 6(a)(5) and without duplication of any amounts included under subclause (i) of clause (1) above, Fixed Charges; and

(6)	minus the sum of (x) interest income, (y) extraordinary income or gains as defined by GAAP and (z) all non-cash items increasing Consolidated Net Income, in each case, for such period.

For purposes of this definition, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and (at the Company’s election) any operating improvements, restructurings, cost savings and similar initiatives, actions or events, that the Company or any of its Restricted Subsidiaries has made during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date for which the calculation of Consolidated EBITDA is made shall be calculated on a pro forma basis assuming that all such mergers, acquisitions, dispositions, amalgamations, consolidations, Investments, cost savings initiatives, operating improvements, restructurings, cost savings and similar initiatives, actions or events and discontinued operations had occurred on the first day of the Test Period; provided that, notwithstanding any classification of any Person, business, assets or operations as discontinued operations because a definitive agreement for the sale, transfer or other disposition in respect thereof has been entered into, the Company shall not make such computations on a pro forma basis for any such classification for any period until such sale, transfer or other disposition has been consummated.

“Consolidated Indebtedness” shall mean, at a particular date, the sum of (without duplication) all indebtedness of the Company and its Restricted Subsidiaries for borrowed money determined on a consolidated basis on such date in accordance with GAAP. For the avoidance of doubt and notwithstanding the foregoing, (i) the amount of indebtedness attributable to the Subordinated Notes for purposes of this definition shall include the full principal amount thereof and (ii) the aggregate Liquidation Preference of the outstanding shares of Series A Preferred Stock shall be treated as indebtedness of the Company for purposes of calculating Consolidated Indebtedness.

“Consolidated Interest Expense” shall mean, with respect to the Company and its Restricted Subsidiaries on a consolidated basis for any period, the sum of (a) gross interest expense for such period, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, and (b) capitalized interest, but excluding non-cash interest expense booked with respect to (i) tax reserves, (ii) Hedging Agreements and (iii) the refinancing of any Indebtedness (including any Permitted Refinancing Indebtedness).

For the purposes of this definition, in the event that any underwriting fees paid in connection with the original issuance of the Senior Notes or the entry into the Secured Credit Facility on the Initial Closing Date, the fees (or any portion thereof) referred to in any fee letter related to the foregoing or any similar fee paid in connection with any Permitted Refinancing Indebtedness is required to be expensed in the fiscal quarter in which such fee is paid, rather than being capitalized and amortized over the term of the respective Indebtedness associated therewith, the entire amount of such fee shall not be included in Consolidated Interest Expense for the fiscal quarter in which such fee is paid, but instead shall be included in the calculation of Consolidated Interest Expense for such fiscal quarter and succeeding fiscal quarter as if such fee was capitalized and amortized over the term of such Indebtedness.

“Consolidated Net Income” shall mean, for any period, the net income or loss of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom, without duplication:

(1)	the income or loss of any Person (other than consolidated Restricted Subsidiaries of the Company) in which any other Person (other than the Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries by such Person during such period;

(2)	the cumulative effect of a change in accounting principles during such period;

(3)	any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

(4)	the income or loss of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Company or any of its Restricted Subsidiaries; and

(5)	the income of any consolidated Restricted Subsidiary to the extent that declaration of payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary.

“Consolidated Senior Secured Indebtedness” shall mean, at a particular date, the aggregate principal amount of all Consolidated Indebtedness at such date that, at such date, is secured by a Lien on assets of the Company or any of its Restricted Subsidiaries, net of (i) prior to the Unlimited Cash Netting Date (as defined below), the lesser of (a) the amount of Qualified Cash and Cash Equivalents and (b) $50.0 million and (ii) on and after the Unlimited Cash Netting Date, the amount of Qualified Cash and Cash Equivalents.

“Consolidated Senior Secured Leverage Ratio” shall mean, at a particular date the ratio of (a) Consolidated Senior Secured Indebtedness on such date to (b) Consolidated EBITDA for the Test Period most recently ended (calculated on a pro forma basis as described in the definition of “Consolidated EBITDA”). In the event that the Company or any Restricted Subsidiary thereof Incurs, repays, repurchases or redeems any Indebtedness (other than fluctuations in revolving borrowings in the ordinary course of business) subsequent to the commencement of the period for which the Consolidated Senior Secured Leverage Ratio is being calculated but prior to or in connection with the event for which the calculation of the Consolidated Senior Secured Leverage Ratio is made, then the Consolidated Senior Secured Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

“Contingent Payment Rights” shall mean the contingent payment right which shall be automatically converted into shares of the Company’s Common Stock subject to the terms and conditions of the Contingent Payment Right Agreement to be entered into by Searchlight III CVL, LLC and the Company.

“Controlled Investment Affiliate” shall mean, with respect to any Person, any fund or investment vehicle that (i) is organized by such Person for the purpose of making investments in one or more companies and (ii) is controlled by, or under common control with, such Person.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of October 2, 2020, among the Company, certain subsidiaries party thereto, certain lenders party thereto and Wells Fargo Bank, N.A., as Administrative Agent, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced from time to time (including increases in the amounts available for borrowing thereunder; provided that such increase in borrowing is permitted by Section 6(a)(7), regardless of whether such amendment, restatement, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

“Credit Facilities” shall mean one or more debt facilities (including, without limitation, the Credit Agreement and indentures or debt securities) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term debt, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, bonds or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through the issuance of debt securities.

“Credit Facility Refinancing” has the meaning set forth in Section 6(a)(7).

“Designated Noncash Consideration” shall mean the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

“Designated Senior Indebtedness” shall mean (whether or not allowed in, and whether or not accruing during the pendency of, any bankruptcy, insolvency, receivership or other similar proceeding) all “Notes Obligations” and “Obligations”, as such terms are defined therein, of the Company arising under:

(1)	the Credit Agreement; and

(2)	the Senior Notes Indenture.

“DGCL” shall mean General Corporation Law of the State of Delaware.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 123 days after the date on which the Subordinated Notes mature; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the issuer of such Capital Stock to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6(a)(5). The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is 123 days after the date on which the Subordinated Notes mature. Notwithstanding the foregoing or anything to the contrary herein, Disqualified Stock shall not include any Preferred Stock issued in connection with the Investment Transactions (including, but not limited to, the Series A Preferred Stock) or any accrual of interest or payment due on account thereof or pursuant thereto.

“Dividend Payment Date” shall mean January 1 and July 1 of each year, commencing on January 1, 2022; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A Preferred Stock on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.

“Dividend Period” shall mean the period commencing on and including a Dividend Payment Date and shall end on and include the day immediately preceding the next Dividend Payment Date; provided that the initial Dividend Period shall commence on and include the Original Issue Date and shall end on and include the day immediately preceding the first Dividend Payment Date.

“Dividend Rate” shall mean 9.0% per annum, subject to adjustment pursuant to Section 4(f).

“Earn-out Obligation” shall mean any contingent consideration based on future operating performance of the acquired entity or assets or other purchase price adjustment or indemnification obligation, payable following the consummation of an acquisition based on criteria set forth in the documentation governing or relating to such acquisition.

“Eligible Pari Passu Indebtedness” has the meaning set forth in Section 6(a)(8).

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Excess Proceeds” has the meaning set forth in Section 6(a)(8).

“Excess Proceeds Trigger Date” has the meaning set forth in Section 6(a)(8).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exhibit A” shall mean this Exhibit A relating to the Series A Preferred Stock, as it may be amended from time to time.

“Existing Indebtedness” shall mean the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement, under the Senior Notes and the related Senior Note Guarantees or under this Exhibit A) in existence on the Original Issue Date after giving effect to the application of the proceeds of the Notes until such amounts are repaid.

“Fair Market Value” shall mean the price that would be paid in an arm’s length transaction between an informed and willing seller and a willing and able buyer, as determined in good faith by a responsible officer of the Company.

“Financial Officer” of any corporation, partnership or other entity shall mean the chief financial officer, the principal accounting officer, treasurer or controller (or person having an analogous title) of such corporation, partnership or other entity.

“First Priority Intercreditor Agreement” shall mean the intercreditor agreement, dated as of October 2, 2020, among the Company, certain subsidiaries party thereto, Wells Fargo Bank, N.A., as agent under the Secured Credit Facility, Wells Fargo Bank, National Association, as trustee, and the Wells Fargo Bank, National Association, as notes collateral agent, and each additional agent from time to time party thereto, as it may be amended, amended and restated, modified, renewed or replaced from time to time.

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations, but excluding the amortization or write-off of debt issuance costs; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary), whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued (but, in the case of accrued, only in the case of Disqualified Stock of such Person or any of its Restricted Subsidiaries) and whether or not in cash, on any series of Disqualified Stock of such Person or on any series of Preferred Stock of such Person’s Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests (other than Disqualified Stock) of such Person or to such Person or to a Restricted Subsidiary of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP. For the avoidance of doubt, in no event will any accruals or payments in respect of or on account of the Subordinated Notes, the Preferred Stock or the Contingent Payment Rights, in each case relating to the Investment Transactions, constitute “Fixed Charges.”

“Foreign Subsidiary” shall mean a Subsidiary of the Company that (a) is not organized or existing under the laws of the United States of America or any state thereof or the District of Columbia, (b) directly or indirectly, holds no material assets other than equity interests of one or more entities described in clause (a) of this definition, or (c) is a Subsidiary of an entity described in clause (a) or (b) of this definition. For the avoidance of doubt, any Subsidiary incorporated or organized under the laws of a territory of the United States (including the Commonwealth of Puerto Rico) shall constitute a “Foreign Subsidiary”.

“Fundamental Change” shall mean the occurrence of any of the following: (a) a Change of Control or (b) approval or adoption by the stockholders of the Company of a liquidation or dissolution of the Company.

“Fundamental Change Notice” shall have the meaning ascribed to it in Section 5(a)(2).

“Fundamental Change Price” shall have the meaning ascribed to it in Section 5(a)(1).

“Fundamental Change Purchase Date” shall have the meaning ascribed to it in Section 5(a)(2).

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, it being understood that, for purposes of this Exhibit A, all references to codified accounting standards specifically named in this Exhibit A shall be deemed to include any successor, replacement, amendment or updated accounting standard under GAAP; provided that, for purposes of determining compliance with the covenants described herein under Article 6, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Original Issue Date and applied on a basis consistent with the application used in the financial statements referred to under Section 6(b)(1).

“Guarantee” shall mean, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under any:

(1)	interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements with respect to interest rates;

(2)	commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements with respect to commodity prices; and

(3)	foreign exchange contracts, currency swap agreements and other agreements or arrangements with respect to foreign currency exchange rates.

“Increased Amount” has the meaning set forth in Section 6(a)(10)(d).

“Incur” shall mean, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness (and “Incurrence” and “Incurred” will have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company, (2) any Indebtedness existing at the time any property or asset is acquired will be deemed to be Incurred by the Company or any of its Restricted Subsidiaries at the time such property or asset is acquired by the Company or such Restricted Subsidiary and (3) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Stock or Preferred Stock (to the extent provided for when the Indebtedness or Disqualified Stock or Preferred Stock on which such interest or dividend is paid was originally issued) will be considered an Incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” shall mean, with respect to any specified Person, any indebtedness or obligations of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	in respect of Capital Lease Obligations and Attributable Debt;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable; provided that Indebtedness shall not include any Earn-out Obligation or obligation in respect of purchase price adjustment, except to the extent that the contingent consideration relating thereto is not paid within 15 Business Days after the contingency relating thereto is resolved;

(6)	representing Hedging Obligations;

(7)	representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends; or

(8)	in the case of a Subsidiary of such Person, representing Preferred Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends,

if and to the extent any of the preceding items (other than letters of credit and other than clause (4), (5), (6), (7) or (8)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) other than a pledge of Equity Interests of an Unrestricted Subsidiary to secure Non-Recourse Debt of such Unrestricted Subsidiary, provided that the amount of such Indebtedness shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to this Exhibit A. For the avoidance of doubt, the Contingent Payment Rights shall not constitute Indebtedness.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Insolvency Event” shall mean:

(i)	a court having jurisdiction in the premises entering a decree or order for (A) relief in respect of the Company or any of its Subsidiaries in an involuntary case under any applicable bankruptcy or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any of its Subsidiaries or (C) the winding up or liquidation of the affairs of the Company or any of its Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days; or

(ii)	the Company or any of its Subsidiaries (A) commencing a voluntary case under any applicable bankruptcy or other similar law now or hereafter in effect, or consenting to the entry of an order for relief in an involuntary case under any such law, (B) consenting to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or for all or substantially all of the property and assets of such Person or (C) effecting any general assignment for the benefit of creditors.

“Investing Parties” shall mean Searchlight III CVL, LLC, the Sponsors and any of their respective Controlled Investment Affiliates.

“Investment Agreement” shall mean the Investment Agreement, dated as of September 13, 2020, as may be amended from time to time, by and between the Company and the Investor.

“Investment Transactions” shall mean the investment by one or more of the Investing Parties in the Company pursuant to the Investment Agreement, and, in connection therewith, the entry into and performance of related transactions, agreements, instruments and arrangements, including, but not limited to:

(a)	entry into the Subordinated Notes and (i) the incurrence of Indebtedness thereunder, (ii) the sale of the Subordinated Notes to one or more of the Investing Parties and (iii) the conversion or exchange of the Subordinated Notes for Series A perpetual preferred stock of the Company in accordance with the terms of the Subordinated Notes;

(b)	the acquisition by one or more of the Investing Parties of shares of the Company’s Common Stock, Series A Preferred Stock and contingent payment rights convertible into shares of the Company’s Common Stock in accordance with the terms set forth in the contingent payment rights agreement described below;

(c)	the contingent payment rights agreement to be entered into between one or more of the Investing Parties and the Company and any payment of cash or conversion of the contingent payment right into shares of the Company’s Common Stock contemplated therein;

(d)	the governance agreement entered into between the one or more of the Investing Parties and the Company;

(e)	the registration rights agreement to be entered into between one or more of the Investing Parties and the Company and the registration and sale of any securities pursuant to the terms thereof;

(f)	the certificate of designations relating to the Series A Preferred Stock, dividends issued pursuant to such Series A Preferred Stock and any other payments made in connection therewith;

(g)	any documents, filings, or other actions related to certain regulatory and stockholder approvals necessary to consummate the transactions described in this definition; and

in each case, the performance of the transactions and obligations contemplated by any of the foregoing, including, but not limited to, the incurrence of Indebtedness, the making of Restricted Payments (other than Restricted Payments consisting of voluntary prepayments or redemptions of the Subordinated Notes and the Series A Preferred Stock) and Investments, and the sale or other disposition of any assets, Equity Interests, or other property.

“Investments” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by shall mean of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investor” shall mean Searchlight III CVL, LLC, a Delaware limited liability company.

“Junior Stock” shall mean the Common Stock and any other class or series of Capital Stock that ranks junior to the Series A Preferred Stock (1) as to the payment of dividends and (2) as to the distribution of assets on any liquidation, dissolution or winding up of the Company.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Transaction” shall mean (i) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (iii) any Restricted Payment requiring irrevocable notice in advance thereof.

“Liquidation Preference” shall mean, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share, as adjusted pursuant to Section 4(c).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any of its successors or assigns that is a “nationally recognized statistical rating organization” within the meaning of Section 3(62) of the Exchange Act.

“Net Proceeds” shall mean the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) actually received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale and the sale or other disposition of any such non-cash consideration, including, without limitation, legal, accounting, investment banking and brokerage fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Sale or required to be paid as a result of such sale, (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (5) in the case of any Asset Sale by a Restricted Subsidiary of the Company, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Company or any Restricted Subsidiary thereof) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Company or any Restricted Subsidiary thereof and (6) appropriate amounts to be provided by the Company or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in accordance with GAAP; provided that (a) excess amounts set aside for payment of taxes pursuant to clause (2) above remaining after such taxes have been paid in full or the statute of limitations therefor has expired and (b) amounts initially held in reserve pursuant to clauses (4) and (6) no longer so held, shall, in the case of each of subclauses (a) and (b), at that time become Net Proceeds.

“New York Court” has the meaning set forth in Section 11.05.

“Non-Recourse Debt” shall mean Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is the obligor thereunder, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender.

“Note” shall have the meaning ascribed to it in the Investment Agreement.

“Obligations” shall mean any principal, interest (including any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any insolvency, bankruptcy, or liquidation proceeding, whether or not allowed or allowable as a claim in any such insolvency or liquidation proceeding), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” shall mean the final offering memorandum, dated September 18, 2020, relating to the Senior Notes.

“Officer” shall mean, with respect to any Person, the Chairman of the Board, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of such Person.

“Officers’ Certificate” shall mean a certificate signed on behalf of the Company by at least two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of this Exhibit A.

“Opinion of Counsel” shall mean an opinion from legal counsel, who may be counsel to or an employee of the Company, or other counsel who is reasonably acceptable to the holders of Series A Preferred Stock.

“Original Issue Date” shall mean the date on which the Note is converted to shares of Series A Preferred Stock pursuant to the terms of the Note.

“Parity Stock” shall mean any class or series of Capital Stock (other than the Series A Preferred Stock) that ranks equally with the Series A Preferred Stock both (1) in the priority of payment of dividends and (2) in the distribution of assets upon any liquidation, dissolution or winding up of the Company (in each case, without regard to whether dividends accrue cumulatively or non-cumulatively).

“Permitted Asset Swap” shall mean a transfer of assets consisting primarily of local exchange carrier access lines and related assets by the Company or any of its Restricted Subsidiaries in which the consideration received therefrom consists of assets consisting primarily of local exchange carrier access lines and related assets (other than cash) that will be used in its business; provided that (a) the Fair Market Value of the assets so transferred shall not exceed the Fair Market Value of the assets so received and (b) the Fair Market Value of the assets transferred pursuant to all such transactions following the Initial Closing Date shall not exceed (determined solely as of the date of any transfer) 15% of consolidated tangible assets (as shown on the consolidated balance sheet of the Company most recently delivered to the holders of Series A Preferred Stock as described under Section 6(b)(1)).

“Permitted Business” shall mean any business conducted or proposed to be conducted (as described in the Offering Memorandum) by the Company and its Restricted Subsidiaries on the Initial Closing Date and other businesses reasonably related thereto or a reasonable extension or expansion thereof.

“Permitted Debt” has the meaning set forth in Section 6(a)(7).

“Permitted Holders” shall mean the (i) Sponsors, (ii) any of their Controlled Investment Affiliates, (iii) any Person that has no material assets other than the Equity Interests of the Company and, directly or indirectly, holds or acquires 100.0% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in the foregoing clauses (i) and (ii), holds more than 50.0% of the total voting power of the Voting Stock thereof and (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clauses (i) and (ii) above and that, directly or indirectly, hold or acquire beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than Permitted Holders specified in clauses (i) and (ii) above) beneficially owns more than 50.0% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Holder Group” has the meaning assigned to such term in the definition of “Permitted Holders.”

“Permitted Investments” shall mean:

(1)	any Investment in the Company or a Restricted Subsidiary thereof;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6(a)(8);

(5)	Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(6)	any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, settlement, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	extensions of trade credit and advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(8)	Investments consisting of purchases and acquisitions of real estate and improvements, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(9)	commission, payroll, travel and similar advances to officers and employees of the Company or any of its Restricted Subsidiaries that are expected at the time of such advance ultimately to be recorded as an expense in conformity with GAAP;

(10)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(11)	other Investments in any Person other than any Unrestricted Subsidiary of the Company, when taken together with all other Investments made pursuant to this clause (11) since the Initial Closing Date, not to exceed $150.0 million at the time of such Investment; provided, however, that if an Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (11);

(12)	Investments in Bank Equity Interests received as a qualified patronage distribution from CoBank, ACB as permitted by the Credit Agreement;

(13)	[reserved];

(14)	Investments in joint ventures and Unrestricted Subsidiaries having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) since the Initial Closing Date, not to exceed $50.0 million plus (y) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value or to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to cash equivalents)); provided, however, that if any Investment pursuant to this clause (14) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (14) for so long as such Person continues to be a Restricted Subsidiary of the Company;

(15)	[reserved];

(16)	loans and advances to employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) not to exceed $5.0 million in the aggregate at any time outstanding; and

(17)	any Investment Transaction and any Investments made pursuant thereto or in connection therewith;

provided that, notwithstanding anything to the contrary herein, none of the Company or any Restricted Subsidiary may make any Investment in an Unrestricted Subsidiary in the form of intellectual property that is material to the Company and its Restricted Subsidiaries, taken as a whole.

“Permitted Liens” shall mean:

(1)	Liens securing Obligations in an amount when created or Incurred, together with the amount of all other Obligations secured by a Lien under this clause (1) at that time outstanding (and any Permitted Refinancing Indebtedness Incurred in respect thereof), not to exceed (except in the case of Permitted Refinancing Indebtedness) the amount of Indebtedness Incurred and outstanding at such time under Section 6(a)(7)(b)(1);

(2)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(3)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 6(a)(7)(b)(4); provided that any such Lien covers only the assets acquired, constructed or improved with such Indebtedness;

(4)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(5)	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary thereof; provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or such Restricted Subsidiary;

(6)	Liens securing the Senior Notes issued on October 2, 2020, and the Senior Note Guarantees in respect thereof;

(7)	Liens existing on the Original Issue Date (excluding any such Liens securing Indebtedness under the Credit Agreement and the Senior Notes and the Senior Note Guarantees in respect thereof);

(8)	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced (provided that this provision shall not apply in respect of refinancing Indebtedness consisting of Sale and Leaseback Transactions);

(9)	pledges of Equity Interests of an Unrestricted Subsidiary securing Non-Recourse Debt of such Unrestricted Subsidiary;

(10)	Liens on cash or Cash Equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (a) that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

(11)	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

(12)	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

(13)	(A) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, licenses, covenants, conditions, zoning or other restrictions as to the use of properties or other minor irregularities of title (including leasehold title), and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries and (B) with respect to leasehold interests in real property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of such leased property encumbering the landlord’s or owner’s interest in such leased property;

(14)	(a) judgment and attachment Liens not giving rise to an Insolvency Event and (b) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(15)	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; and Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations;

(16)	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

(17)	Liens in the form of leases, subleases, licenses or sublicenses (other than any property that is the subject of a Sale and Leaseback Transaction);

(18)	Liens for taxes, assessments or governmental charges or claims or other like statutory Liens (a) not yet delinquent or (b) being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

(19)	Liens imposed by law, including carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s attorneys’ or other like Liens, in each case for sums not yet overdue for a period of more than 60 days or that are bonded or being contested in good faith by appropriate proceedings;

(20)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(21)	Liens arising from precautionary UCC financing statements or similar filings;

(22)	CoBank, ACB’s statutory Lien on the Consolidated Communications, Inc.’s Bank Equity Interests;

(23)	Liens to secure Indebtedness permitted by Section 6(a)(7)(b)(17);

(24)	Liens securing Obligations that do not exceed the greater of (x) 6% of Total Assets and (y) $200.0 million;

(25)	Liens securing Obligations permitted by Section 6(a)(7)(b)(14)(ii), Section 6(a)(7)(b)(17) and Section 6(a)(7)(b)(18);

(26)	Liens on assets that do not constitute collateral in respect of the Designated Senior Indebtedness; provided that such Liens secure Obligations that are otherwise permitted under the terms of this Exhibit A;

(27)	Liens securing Indebtedness incurred to refinance Indebtedness secured by the Liens of the type described in clauses (4) and (5) above; provided that any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced;

(28)	Liens in the form of pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company or any of its Subsidiaries is a party, in each case, made in the ordinary course of business for amounts (A) not yet due and payable or (B) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (1) a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, and (2) such Liens shall in no event encumber any assets other than cash and cash equivalents;

(29)	Liens on fixtures or personal property held by or granted to landlords pursuant to leases to the extent that such Liens are not yet due and payable;

(30)	Liens on the assets of Restricted Subsidiaries of the Company; provided that such Liens secure obligations of such Restricted Subsidiaries that are otherwise permitted under the terms of this Exhibit A;

(31)	Liens securing Attributable Debt.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the amount of such Permitted Refinancing Indebtedness does not exceed the amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded (provided that this provision shall not apply in respect of refinancing Indebtedness consisting of Sale and Leaseback Transactions);

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Subordinated Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Subordinated Notes on terms at least as favorable, taken as a whole, to the holders of Series A Preferred Stock as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Subordinated Notes, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Subordinated Notes; and

(5)	such Indebtedness is Incurred either (a) by the Company or (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

provided that subclause (2) shall not apply to any refunding or refinancing of Designated Senior Indebtedness.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, joint venture, other entity or group (as defined in the Exchange Act), including a governmental authority.

“Preferred Dividend” shall have the meaning ascribed to it in Section 4(a).

“Preferred Stock” shall mean the ten million (10,000,000) shares of preferred stock, par value $0.01 per share, of the Company.

“Qualified Cash and Cash Equivalents” shall mean, as of any date of determination, the unrestricted cash and Cash Equivalents held by the Company and its Restricted Subsidiaries as reflected on a consolidated balance sheet of the Company as of such date excluding (i) the cash and Cash Equivalents of any Restricted Subsidiary that is not the Company to the extent such Restricted Subsidiary would be prohibited on such date from distributing such cash to the Company and (ii) the proceeds of any Indebtedness incurred substantially concurrently with the applicable determination of the Total Net Leverage Ratio or the Consolidated Senior Secured Leverage Ratio, as applicable.

“Reinvestment Period” has the meaning set forth in Section 6(a)(8)(b).

“Replacement Assets” shall mean (1) assets (including any such assets acquired by capital expenditures) that shall be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or the Voting Stock of any Person engaged in a Permitted Business that is or shall become on the date of acquisition thereof a Restricted Subsidiary of the Company.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning set forth in Section 6(a)(5).

“Restricted Subsidiary” of a Person shall mean any Subsidiary of such Person (or if no such Person is specified, the Company) that is not an Unrestricted Subsidiary.

“Retained Proceeds” has the meaning set forth in Section 6(a)(8)(c).

“S&P” shall mean S&P Global Ratings or any of it successors or assigns that is a “nationally recognized statistical rating organization” within the meaning of Section 3(62) of the Exchange Act.

“Sale and Leaseback Transaction” shall mean, with respect to any Person, any transaction involving any of the assets or properties of such Person whether now owned or hereafter acquired, whereby such Person sells or otherwise transfers such assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

“Secured Credit Facility” shall mean the credit facility governed by the Credit Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, and the rules and regulations promulgated by the U.S. Securities and Exchange Commission thereunder.

“Security Agreement” shall mean that certain Security Agreement, dated as of October 2, 2020, by and among the Company and certain subsidiaries party thereto in favor of the Wells Fargo Bank, National Association, as notes collateral agent, to secure the Obligations under the Senior Notes, as amended, amended and restated, supplemented, reaffirmed or otherwise modified from time to time.

“Security Documents” shall mean the First Priority Intercreditor Agreement, the Security Agreement, the mortgages, if any, and each other security document pursuant to which the Company and certain of its Subsidiaries grant liens in favor of the Wells Fargo Bank, National Association, as notes collateral agent, to secure the Obligations under the Senior Notes.

“Senior Note Guarantees” shall mean a Guarantee of the Senior Notes pursuant to the Senior Notes Indenture.

“Senior Notes” shall mean the 6.500% Senior Secured Notes due 2028 issued on October 2, 2020 under the Senior Notes Indenture.

“Senior Notes Indenture” shall mean that certain Indenture, dated as of October 2, 2020, by and among the Company, certain of its subsidiaries party thereto from time to time and Wells Fargo Bank, National Association, as trustee and as collateral agent, governing the Senior Notes and the Senior Note Guarantees, as amended, restated, amended and restated, supplemented or otherwise modified or renewed, refunded, replaced, restructured, refinanced, repaid, increased or extended from time to time.

“Series A Preferred Stock” shall have the meaning ascribed to it in Section 1.

“Specified Breach” shall have the meaning ascribed to it in Section 7(b).

“Specified Breach Directors” shall have the meaning ascribed to it in Section 7(b).

“Sponsors” shall mean Searchlight Capital III, L.P., Searchlight III CVL, LLC, Searchlight Capital III PV, L.P. and Searchlight Capital Partners, L.P.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Debt” shall mean any Indebtedness of the Company which is subordinated in right of payment to the Subordinated Notes, pursuant to a written agreement to that effect.

“Subordinated Notes” shall mean the Note and each other Subordinated Note of the Company issued on the Original Issue Date (including any Notes re-issued pursuant to a partial assignment).

“Subsidiary” shall mean, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof);

Except as otherwise specified herein and in any instance, a Subsidiary shall mean a Subsidiary of the Company.

“Tax Group” has the meaning set forth in Section 6(a)(5)(b)(11).

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Company then most recently ended (taken as one accounting period) for which internal financial statements are available.

“Total Assets” shall mean the total assets of the Company and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Company prepared in conformity with GAAP.

“Total Net Debt” shall mean, at a particular date, the aggregate principal amount of Consolidated Indebtedness as of such date, net of (i) prior to the Unlimited Cash Netting Date, the lesser of (a) the amount of Qualified Cash and Cash Equivalents and (b) $50.0 million and (ii) on and after the Unlimited Cash Netting Date, the amount of Qualified Cash and Cash Equivalents.

“Total Net Leverage Ratio” shall mean, at any date, the ratio of (a) Total Net Debt as of such date to (b) Consolidated EBITDA for the Test Period most recently ended (calculated on a pro forma basis as described in the definition of “Consolidated EBITDA”). In the event that the Company or any Restricted Subsidiary thereof Incurs, repays, repurchases or redeems any Indebtedness (other than fluctuations in revolving borrowings in the ordinary course of business) subsequent to the commencement of the period for which the Total Net Leverage Ratio is being calculated but prior to or in connection with the event for which the calculation of the Total Net Leverage Ratio is made, then the Total Net Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

“Transaction Fees” shall mean, without duplication, all non-recurring transaction fees, charges and other amounts related to (a) the Senior Notes Indenture (including any amendment or other modification thereof), (b) any Acquisition (including, without limitation, the cost of obtaining a fairness opinion and prepaid premiums with respect to directors’ and officers’ insurance, but excluding all amounts otherwise included in accordance with GAAP in determining Consolidated EBITDA) and (c) the incurrence, prepayment or repayment of Indebtedness permitted under this Exhibit A (including premiums, make whole or penalty payments in connection therewith).

“Transfer” shall have the meaning set forth in Section 15.

“Transfer Tax” shall have the meaning ascribed to it in Section 10(b).

“Unlimited Cash Netting Date” shall mean the date on which the cumulative amount of all Capital Expenditures made by the Company and its Subsidiaries after the Initial Closing Date and on or prior to such Unlimited Cash Netting Date is at least $1,000,000,000.

“Unrestricted Subsidiary” shall mean any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution in compliance with Section 6(a)(11) and any Subsidiary of such Subsidiary.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Voting Stock” of any Person as of any date shall mean the Capital Stock of such Person that is ordinarily entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that shall elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

(b)	Rules of Construction. Unless the context otherwise requires: (1) a term shall have the meaning assigned to it herein; (2) an accounting term not otherwise defined herein shall have the meaning accorded to it in accordance with generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; (3) words in the singular include the plural, and in the plural include the singular; (4) “or” is not exclusive; (5) “will” shall be interpreted to express a command; (6) “including” shall mean including without limitation; (7) provisions apply to successive events and transactions; (8) references to any Section or clause refer to the corresponding Section or clause, respectively, of this Exhibit A; (9) any reference to a day or number of days, unless expressly referred to as a Business Day, shall mean the respective calendar day or number of calendar days; (10) references to sections of or rules under the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules, and any term defined by reference to a section of or rule under the Exchange Act shall include Commission and judicial interpretations of such section or rule; (11) references to sections of the Code shall be deemed to include any substitute, replacement or successor sections as well as the rules and regulations promulgated thereunder from time to time; (12) headings are for convenience only; and (13) unless otherwise expressly provided in this Exhibit A, a reference to any specific agreement or other document shall be deemed a reference to such agreement or document as amended from time to time in accordance with the terms of such agreement or document.

Section 4          Dividends.

(a)          Dividends. The holders of the Series A Preferred Stock shall be entitled to receive dividends of the type and in the amount determined as set forth in this Section 4 (such dividends, “Preferred Dividends”).

(b)          Accrual of Dividends. Preferred Dividends on each share of Series A Preferred Stock (i) shall accrue on the then-applicable Liquidation Preference thereof on a daily basis from and including the Original Issue Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) shall be payable semi-annually in arrears, if, as and when authorized by the Board of Directors, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Original Issue Date of such share. Preferred Dividends on the Series A Preferred Stock shall accrue on the basis of a 365-day year based on actual days elapsed. The amount of Preferred Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Period shall equal the sum of the daily Preferred Dividend amounts accrued in accordance with the prior sentence of this Section 4(b) with respect to such share during such Dividend Period.

(c)          Arrearages; Payment of Dividends. Preferred Dividends shall be payable, if, as and when declared by the Board of Directors in cash. For each Dividend Period ending on or prior to the five-year anniversary of the Initial Closing Date (as defined in the Investment Agreement), the Company may, at its option, either (i) declare and pay the Preferred Dividend in respect of such Dividend Period in cash or (ii) not declare a Preferred Dividend for such Dividend Period, in which case such Preferred Dividend shall accrue as set forth below. After the five-year anniversary of the Initial Closing Date (as defined in the Investment Agreement), the Preferred Dividend shall be declared by the Board of Directors on a current basis with respect to each Dividend Period and shall be payable solely in cash. If the Board of Directors fails to declare and pay pursuant to this Section 4(c) a full Preferred Dividend in cash on any Dividend Payment Date (whether before, on or after the five-year anniversary of the Initial Closing Date), then, without limiting any rights or remedies of the holders of shares of Series A Preferred Stock for a breach of the preceding sentence (if such failure to pay occurs with respect to a Dividend Period ending after the five-year anniversary of the Initial Closing Date), the amount of such unpaid Preferred Dividend shall automatically be added to the Liquidation Preference on the applicable Dividend Payment Date, subject to adjustment pursuant to Section 4(f), without any action on the part of the Company or any other Person.

(d)          Record Date. The record date for payment of Preferred Dividends on any relevant Dividend Payment Date will be the Close of Business on the fifteenth (15th) day of the calendar month that precedes the relevant Dividend Payment Date whether or not such day is a Business Day.

(e)          Priority of Dividends. The Series A Preferred Stock will rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights, senior to the Common Stock and each other class or series of Capital Stock now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights, rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and redemption rights; provided, that the foregoing shall not restrict the Company from redeeming outstanding debt securities in accordance with their terms.

(f)          Adjustment to Dividend Rate. If (i) at any time after the Original Issue Date, the Company shall breach any of the provisions set forth in Section 6, and such breach is not cured within thirty (30) days of the Company’s receipt of notice of such breach from any holder of shares of Series A Preferred Stock, (ii) the Board of Directors fails to declare and pay pursuant to Section 4(c) a full Preferred Dividend in cash on any Dividend Payment Date with respect to a Dividend Period ending after the five-year anniversary of the Initial Closing Date or (iii) the Company does not pay the Applicable Premium to each holder of shares of Series A Preferred Stock on the Applicable Premium Payment Date pursuant to Section 5(e), then, in each case, without limiting any rights or remedies of the holders of shares of Series A Preferred Stock for such breach, the Dividend Rate applicable to each subsequent Dividend Period will be increased by an additional 2% (e.g., if the Dividend Rate prior to such increase was 9%, the Dividend Rate after such increase will be 11%).

Section 5          Redemption.

(a)          Fundamental Change.

(1)          In connection with any Fundamental Change, each holder of the Series A Preferred Stock shall have the right to require the Company to repurchase all or any part of such holder’s Series A Preferred Stock for cash at a price per share equal to 100% of the Accrued Amount (including Accrued Dividends up to and including the Fundamental Change Purchase Date)(the “Fundamental Change Price”). The Company shall provide reasonable written notice to each holder of the Series A Preferred Stock of any event that has resulted or will result in a Fundamental Change.

(2)          On or before thirty (30) days prior to the date of any Fundamental Change, or in the event an executive officer of the Company is not aware of such Fundamental Change at least thirty (30) days prior to the effective date of the Fundamental Change, as soon as otherwise practicable (but in any event within two (2) Business Days of an executive officer of the Company becoming aware of such Fundamental Change), the Company shall deliver to the holder a written notice of such Fundamental Change (the “Fundamental Change Notice”). Such Fundamental Change Notice must specify: (A) a date that the Company will pay the Fundamental Change Price in respect of each share of Series A Preferred Stock (which shall be no earlier than thirty (30) days nor later than sixty (60) days from the date notice is mailed, such date the “Fundamental Change Purchase Date”); (B) that the decision as to whether to effect a repurchase in connection with a Fundamental Change may be made by the holder by delivery to the Company, no later than five (5) Business Days prior to the Fundamental Change Purchase Date, of a written notice indicating that such holder is electing to exercise its repurchase rights pursuant to this Section 5(a) with respect to the number of shares of Series A Preferred Stock specified therein; (C) the Fundamental Change Price, specifying the individual components thereof; (D) that any shares of Series A Preferred Stock not tendered for payment shall continue to be outstanding and the holder shall remain entitled to, among other things, the payment of the Preferred Dividends thereon; and (E) the material circumstances and facts regarding such Fundamental Change (and the Company shall not enter into any confidentiality agreement in connection with any potential Fundamental Change that restricts, in any manner, the Company’s ability to comply with its disclosure obligations to the holders of Series A Preferred Stock under this Section 5(a)).

(3)          On the Fundamental Change Purchase Date, the Company shall pay to the applicable holder the Fundamental Change Price in respect of each share of Series A Preferred Stock to be repurchased as specified in such holder’s notice delivered to the Company by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Fundamental Change Price in respect of each share of Series A Preferred Stock to the extent such amounts are not paid as provided herein. Notwithstanding the foregoing, in the event of a Fundamental Change in respect of which a holder has elected to have shares of Series A Preferred Stock repurchased pursuant to this Section 5(a), the Company or the third party acquiror, as applicable, shall pay such holder the Fundamental Change Price concurrently with the payment to the holders of Common stock in connection with such Fundamental Change; provided that the Company (or any successor entity) shall remain liable for the payment of the Fundamental Change Price to the extent such amounts are not paid as provided herein.

(4)          On and after the Fundamental Change Purchase Date, shares of the Series A Preferred Stock repurchased, or to be repurchased, on such Fundamental Change Purchase Date shall no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such holder as a holder of such shares (except the right to receive from the Company (or a third party acquiror, if applicable) the Fundamental Change Price in respect of each share of Series A Preferred Stock) shall cease and terminate with respect to such shares; provided, that, in the event that any shares of Series A Preferred Stock are not repurchased due to a default in payment by the Company (or its successor) or because the Company (or its successor) is otherwise unable to or fails to pay the Fundamental Change Price in respect of each share of Series A Preferred Stock in full on the Fundamental Change Purchase Date, such shares shall remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the payment of Preferred Dividends) as provided herein.

(5)          Notwithstanding anything in this Section 5 to the contrary, each holder shall retain the right, through to the Close of Business three (3) days prior to the Fundamental Change Purchase Date (or if such third day prior to the Fundamental Change Purchase Date is not a Business Day, through the Close of Business on the immediately succeeding Business Day), to withdraw an election to have its shares of Series A Preferred Stock repurchased pursuant to this Section 5(a); provided, however, that where it exercises such right, the shares pertaining thereto shall not be repurchased pursuant to this Section 5(a).

(6)          The Company will not enter into any agreement providing for or otherwise authorize, and the Company shall not have the corporate power to effect, a Fundamental Change constituting a Business Combination unless such third party acquiror agrees in writing to cause the Company to make the repurchases contemplated in and to otherwise comply in all respects with this Section 5(a) and agrees, for the benefit of the holder (including by making each holder of Series A Preferred Stock an express beneficiary of such agreement), that to the extent the Company is not legally able to repurchase the Series A Preferred Stock, such third party acquiror or an Affiliate of the third party acquiror will purchase the Series A Preferred Stock on the terms set forth in this Section 5(a).

(b)          Company Redemption.

(1)          On and after the Original Issue Date, the Company, at its option, may redeem (out of funds legally available therefor) all or any part of the outstanding shares of Series A Preferred Stock at a purchase price per share in cash equal to the Accrued Amount (the “Company Redemption Price”) in accordance with the Section 5(b).

(2)          If the Company elects to redeem the outstanding shares of Series A Preferred Stock, the Company shall deliver to the holders of Series A Preferred Stock a written notice of such redemption (a “Company Redemption Notice”), which notice shall be given in accordance with Section 8 hereof, not less than ten (10) days nor more than thirty (30) days prior to the date on which such redemption shall be consummated (the “Company Redemption Date”). The Company Redemption Notice must state the following: the aggregate number of shares of Series A Preferred Stock to be redeemed, the Company Redemption Date, the Company Redemption Price and that the Preferred Dividends, if any, on the shares to be redeemed will cease to accrue on such Company Redemption Date; provided that the Company Redemption Price shall have been paid in full on the Company Redemption Date.

(3)          Upon the Company Redemption Date, the Company shall pay the Company Redemption Price in respect of each share of Series A Preferred Stock to the holders of Series A Preferred Stock by wire transfer of immediately available funds. The Company shall remain liable for the payment of the Company Redemption Price in respect of each share of Series A Preferred Stock to the extent such amounts are not paid as provided herein.

(4)          Shares of Series A Preferred Stock to be redeemed on the Company Redemption Date will, on and after such date, no longer be deemed to be outstanding and all powers, designations, preferences and other rights of such shares (except the right to receive from the Company the Company Redemption Price) shall cease and terminate; provided that in the event that any shares of the Series A Preferred Stock are not redeemed due to a default in payment by the Company or because the Company is otherwise unable to or fails to pay the Company Redemption Price in cash in full on the Company Redemption Date, such shares will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights (including but not limited to the accrual and payment of the Preferred Dividends) as provided herein.

(5)          Any redemption of the Series A Preferred Stock pursuant to this Section 5(b) shall be payable out of cash legally available therefor. The Company shall not be permitted to effect such redemption if the Company has insufficient funds to redeem the shares of Series A Preferred Stock to be so redeemed.

(c)          Insufficient Funds upon Fundamental Change Redemption. Any repurchase of the Series A Preferred Stock pursuant to Section 5(a) shall be payable out of any cash legally available therefor, and if there is not a sufficient amount of cash available, then the Company shall or shall cause its Subsidiaries to, to the extent necessary, sell remaining assets of the Company or of its Subsidiaries, as applicable, legally available therefor for cash and shall use the proceeds therefrom to fund the repurchase of Series A Preferred Stock pursuant to Section 5(a). To the extent that, after the sale of assets contemplated the preceding sentence, the Company shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that holders of Series A Preferred Stock have requested to be purchased under Section 5(a), the Company shall (i) purchase, pro rata among the holders of Series A Preferred Stock that have requested their shares be purchased pursuant to Section 5(a), a number of shares of Series A Preferred Stock with an aggregate Fundamental Change Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Fundamental Change Price from time to time as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock (including upon the future sale of assets by the Company or by its Subsidiaries as contemplated by the preceding sentence) until it has made such purchase in its entirety. The inability of the Company (or its successor) to make a purchase payment due to not having sufficient funds legally available therefor shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. Unless and until all shares of Series A Preferred Stock shall have been purchased, the holders of the Series A Preferred Stock shall retain their rights under this Exhibit A.

(d)          Certain Redemptions of Company Common Stock. On and after the Original Issue Date, in the event that the Company determines to repurchase shares of Common Stock (a “Common Stock Repurchase”) (it being understood that any such Common Stock Repurchase may only be made if then permitted by this Exhibit A), the Company shall first redeem at the Company Redemption Price a number of shares of Series A Preferred Stock that is proportional to the Common Stock repurchased by the Company pursuant to the Common Stock Repurchase relative to the number of shares of Common Stock issued and outstanding immediately prior to the Common Stock Repurchase; provided that the foregoing provision shall not apply to (i) repurchases by the Company of Capital Stock of the Company owned by retired or deceased employees of the Company or any of its Subsidiaries or their assigns, estates and heirs; provided that the aggregate amount of such repurchases pursuant to this clause (i) shall not in the aggregate exceed $3,000,000 during any fiscal year of the Company; (ii) non-cash repurchases by the Company or its Subsidiaries of shares of Capital Stock deemed to occur upon exercise of stock options or the forfeiture or withholding of taxes with respect to stock options, restricted stock or performance shares if such shares of Capital Stock represent a portion of the exercise price of such options, restricted stock or performance shares; and (iii) the Company may make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Capital Stock.

(e)          Applicable Premium Payment Date. On the Applicable Premium Payment Date, the Company shall pay to the each holder of shares of Series A Preferred Stock an amount of cash equal to the Applicable Premium on such shares.

Section 6          Investor Rights.

(a)          Investor Rights as to Particular Matters. In addition to any vote or consent of stockholders of the Company required by applicable law or by the Certificate of Incorporation, for so long as any shares of the Series A Preferred Stock remain outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, and the Board of Directors shall have no power to authorize the Company or any of its Subsidiaries to, take any of the actions described in clauses (1) through (13) below without the prior written consent of holders of a majority of the outstanding shares of Series A Preferred Stock, and any such action purported to be taken without such consent shall be null and void ab initio:

(1)          Dividends and Repurchases. The Company shall not declare any dividends on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, purchase, redeem, retire or otherwise acquire any shares of any class of Capital Stock, or any warrants or options to purchase such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any of its Subsidiaries, except that:

(A)          Subsidiaries of the Company may pay dividends to the Company or to Subsidiaries of the Company which are directly or indirectly wholly owned by the Company;

(B)          the Company may pay or make dividends or distributions to any holder of its Junior Stock in the form of additional Junior Stock of the same class and type, and Subsidiaries of the Company may pay or make dividends or distributions to any holder of their Capital Stock in the form of additional Capital Stock of the same class and type (provided that if any such Subsidiary has shareholders other than the Company or another Subsidiary of the Company, such dividends or distributions shall be paid to such Person on a pro rata basis or on a basis that is more favorable to the Company and its Subsidiaries than pro rata); and

(C)          the Company may make restricted payments expressly permitted by Section 6(a)(5).

(2)          Amendment of Series A Preferred Stock. The Company shall not amend, alter, modify or repeal (whether by merger, consolidation, by operation of law or otherwise) any provisions of (a) the Certificate of Incorporation or Bylaws in any manner that adversely affects the rights, preferences, privileges or voting powers of the Series A Preferred Stock or any holder thereof or (b) this Exhibit A.

(3)          Authorizations and Reclassifications. The Company shall not amend or alter (whether by merger, consolidation, operation of law or otherwise) the Certificate of Incorporation (including this Exhibit A) or any provision thereof in any manner that would, or undertake any other action to, authorize, create, split, classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, any Junior Stock, Parity Stock or Capital Stock that would rank senior to the Series A Preferred Stock.

(4)          Issuances. The Company shall not amend or alter (whether by merger, consolidation, operation of law or otherwise) the Certificate of Incorporation (including this Exhibit A) or any provision thereof in any manner that would authorize or result in the issuance of, or undertake any other action to authorize or issue, Parity Stock (including additional shares of the Series A Preferred Stock) or Capital Stock that would rank senior to the Series A Preferred Stock.

(5)          Restricted Payments.

(a)          On and after the Original Issue Date, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(i)          declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions (x) payable in Equity Interests (other than Disqualified Stock) of the Company or (y) to the Company or a Subsidiary of the Company);

(ii)          purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company;

(iii)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Debt, except (a) a payment of interest or principal at the Stated Maturity thereof, (b) the purchase, repurchase or other acquisition of any such Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition or (c) intercompany Indebtedness permitted to be incurred pursuant to Section 6(a)(7)(b)(6);

(iv)          make any Restricted Investment; or

(iv)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value Subordinated Notes;

(all such payments and other actions set forth in clauses (i) through (v) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving pro forma effect to such Restricted Payment:

(A)	no Insolvency Event shall have occurred and be continuing or would occur as a consequence thereof;

(B)	the Company would, after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test set forth in Section 6(a)(7)(a); and

(C)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries subsequent to the Initial Closing Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (10), (11), (12) and (13) of Section 6(a)(5)(b)), is less than the sum, as calculated for the Company and its Subsidiaries, without duplication, on a consolidated basis, of:

(1)          100% of the Company’s Consolidated EBITDA on a cumulative basis during the period (taken as one accounting period but without giving pro forma effect to any of the events specified in the last paragraph of the definition of “Consolidated EBITDA”) from October 1, 2020 to the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment for which internal financial statements are available less 1.75 times the Company’s and its Restricted Subsidiaries’ (without duplication) Fixed Charges for the same period, plus

(2)          100% of the aggregate net cash proceeds received by the Company since the Initial Closing Date (other than proceeds from the Second Purchase Price Payment (as defined in the Investment Agreement)) as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company or from the Incurrence of Indebtedness (including the issuance of Disqualified Stock) of the Company or any of its Restricted Subsidiaries that has been converted into or exchanged for such Equity Interests (other than Equity Interests sold to, or Indebtedness held by, a Subsidiary of the Company and except to the extent converted into or exchanged for Disqualified Stock), plus

(3)          with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the Initial Closing Date pursuant to this Section 6(a)(5)(a), (i) the aggregate amount of cash equal to the return from such Restricted Investments in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net proceeds received in cash from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income) or (ii) in the case of redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, the Fair Market Value of the Restricted Investments therein at the time of such redesignation, plus

(4)          the aggregate amount of Retained Proceeds at the time of such Restricted Payment, plus

(5)          $100.0 million.

(b)          The preceding provisions of Section 6(a)(5)(a) shall not prohibit, so long as, in the case of clauses (5) and (9) below, no Insolvency Event has occurred and is continuing or would be caused thereby:

(1)          the payment of any dividend or the redemption of any Subordinated Debt within 60 days after the date of declaration thereof or the giving of such redemption notice, if at said date of declaration or giving of such notice such payment would have complied with the provisions of this Exhibit A;

(2)          the payment of any dividend or other distribution by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(3)          the making of any Restricted Payment in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company (other than proceeds from the Second Purchase Price Payment) or a substantially concurrent sale (other than to the Company or to a Subsidiary thereof) of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from Section 6(a)(5)(a)(C)(2);

(4)          the defeasance, redemption, repurchase or other acquisition of Indebtedness subordinated to the Subordinated Notes with the net cash proceeds from a substantially concurrent Incurrence (other than to the Company or to a Subsidiary thereof) of Permitted Refinancing Indebtedness;

(5)          the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Preferred Stock of its Restricted Subsidiaries issued or incurred in accordance with Section 6(a)(7) to the extent such dividends are included in the definition of Fixed Charges;

(6)          the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof;

(7)          the payment of cash in lieu of fractional Equity Interests pursuant to the exchange or conversion of any exchangeable or convertible securities; provided that such payments will not be for the purpose of evading the limitations of this Section 6(a)(5) (as determined by the Company in good faith);

(8)          the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company (including related stock appreciation rights or similar securities) or any of its Restricted Subsidiaries held by any current or former employee, consultant, officer or director of the Company or any of its Restricted Subsidiaries pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year will not exceed the sum of (a) $3.0 million, with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum of $4.0 million in any fiscal year; plus (b) the aggregate net cash proceeds received by the Company since the Initial Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company to any current or former employee, consultant, officer or director of the Company or any of its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit a repurchase, redemption or other acquisition under this Section 6(a)(5)(b)(8)(b) shall be excluded from Section 6(a)(5)(a)(C)(2);

(9)          the repurchase of any Subordinated Debt at a purchase price provided therein in the event of (x) a change of control or (y) an Asset Sale, provided that, in each case, prior to the repurchase, the Company has made a Change of Control Offer or Asset Sale Offer, as the case may be, and repurchased all Subordinated Notes that were validly tendered for payment in connection therewith;

(10)          any Investment Transaction and any Restricted Payment made pursuant thereto or in connection therewith (including, for the avoidance of doubt, accrual of dividends and other amounts under the Series A Preferred Stock issued in connection therewith);

(11)          the declaration and payment of dividends or making of distributions to, or the making of loans to, any direct or indirect parent entity of the Company in amounts required for any direct or indirect parent entity to pay, in each case without duplication: (a) franchise taxes and other fees and related expenses, required to maintain their corporate existence; and (b) for any taxable period, for which the Company and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state and local tax purposes of which a direct or indirect parent entity of the Company is the common parent (a “Tax Group”), the portion of any U.S. federal, state, and local income taxes (together with interest, penalties and other related expenses) of such Tax Group that are attributable to the taxable income of the Company and its applicable Subsidiaries and, to the extent of amounts actually received from any of the Company’s Unrestricted Subsidiaries for such purposes, that are attributable to the taxable income of such Unrestricted Subsidiaries of the Company; provided that in each case, the aggregate amount of such payments with respect to any taxable period does not exceed the amount of such taxes (together with interest, penalties and other related expenses) that the Company and/or its applicable Restricted Subsidiaries and/or Unrestricted Subsidiaries (as applicable) would have paid for such taxable period had the Company and/or its applicable Subsidiaries been a stand-alone taxpayer (or a standalone group) for all applicable taxable periods;

(12)          noncash repurchases of Equity Interests (a) deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options or (b) for payment of withholding taxes upon vesting of any Equity Interests consisting of restricted shares or performance shares; and

(13)          other Restricted Payments in an aggregate amount not to exceed $100.0 million.

(c)          The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d)          Notwithstanding anything to the contrary set forth in this Exhibit A, if the Company or any of its Restricted Subsidiaries purchases, redeems or otherwise acquires or retires for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Common Stock of the Company, the Company shall redeem the Subordinated Notes (on a ratable basis) in an aggregate principal amount equal to the Fair Market Value of such Common Stock purchased, redeemed or otherwise acquired or retired for value in accordance with Section 3.01.

For purposes of determining compliance with this Section 6(a)(5), in the event that a Restricted Payment (or a portion thereof) meets the criteria of clauses (1) through (13) above or is entitled to be made pursuant to the first paragraph of Section 6(a)(5)(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company, in its sole discretion, will be entitled to divide or classify (or later (on one or more occasions) divide, classify or reclassify in whole or in part in its sole discretion) such Restricted Payment (or portion thereof) among such clauses (1) through (13) above and Section 6(a)(5)(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 6(a)(5).

(6)          Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)          pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on any other Capital Stock shall not be deemed a restriction on the ability to pay any dividends or make any other distribution);

(ii)          pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(iii)          make loans or advances to the Company or any of its Restricted Subsidiaries; or

(iv)          transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)          However, the preceding restrictions shall not apply to encumbrances or restrictions:

(1)          existing under, by reason of or with respect to the Senior Notes Indenture, the Senior Notes, the Senior Note Guarantees, the Credit Agreement, the Existing Indebtedness, the Security Documents or any other agreements in effect on or as of the Original Issue Date and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are, in the judgment of the Company, no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements, as the case may be, as in effect on the Original Issue Date;

(2)          set forth in the Subordinated Notes;

(3)          set forth in any agreements governing any Indebtedness permitted to be Incurred pursuant to this Exhibit A or any of the agreements relating to the Investment Transactions;

(4)          existing under, by reason of or with respect to applicable law, rule, regulation or order;

(5)          with respect to any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition;

(6)          in the case of Section 6(a)(6)(a)(iv):

a)          that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

b)          existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary thereof not otherwise prohibited by this Exhibit A,

c)          purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired, or

d)          arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary thereof in any manner material to the Company or any Restricted Subsidiary thereof;

(7)          existing under, by reason of or with respect to any agreement for the sale or other disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary that restrict distributions by that Restricted Subsidiary pending such sale or other disposition;

(8)          on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(9)          existing under, by reason of or with respect to Permitted Refinancing Indebtedness; provided that either (a) the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced or (b) the Board of Directors determines in good faith at the time such encumbrances or restrictions are created that they do not materially adversely affect the Company’s ability to make payments of principal or interest payments on the Subordinated Notes; and

(10)          customary restrictions and conditions existing under, by reason of or with respect to provisions with respect to the disposition or distribution of assets or property, in each case contained in joint venture agreements, limited liability company agreements and other similar agreements.

(7)          Incurrence of Indebtedness.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness; provided, however, that the Company or any of its Restricted Subsidiaries may Incur Indebtedness, if the Company’s Total Net Leverage Ratio at the time of the Incurrence of such additional Indebtedness, and after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, is less than 4.50 to 1.00.

(b)          Section 6(a)(7)(a) shall not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)          the Incurrence by the Company or any Restricted Subsidiary thereof of Indebtedness under Credit Facilities (including letters of credit or bankers’ acceptances issued or created under any Credit Facilities) in an aggregate principal amount at any one time outstanding pursuant to this clause (1) not to exceed the sum of (i) $1,800.0 million, plus (ii) at the time of such Incurrence, an amount equal to the maximum principal amount of Consolidated Senior Secured Indebtedness that could be incurred such that after giving effect to the incurrence of such Consolidated Senior Secured Indebtedness, the Consolidated Senior Secured Leverage Ratio of the Company would be no greater than 3.70 to 1.00, in each case outstanding at any one time;

(2)          the Incurrence of Existing Indebtedness;

(3)          the Incurrence by the Company of Indebtedness represented by the Senior Notes and the related Guarantees;

(4)          the Incurrence by the Company or any Restricted Subsidiary thereof of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant or equipment used in the business of the Company or any Restricted Subsidiary thereof (whether through the direct acquisition of such assets or the acquisition of Equity Interests of any Person owning such assets), (x) in an unlimited amount in connection with one or more Sale and Leaseback Transactions and (y) otherwise in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to refund, refinance or replace any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (x) 2.0% of Total Assets and (y) $50.0 million;

(5)          the Incurrence by the Company or any Restricted Subsidiary thereof of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by this Exhibit A to be Incurred under Section 6(a)(7)(a) or clause (1)(ii), (2), (3), (4), (5), (14), (16), (17), (18), (24) or (25) of this Section 6(a)(7)(b);

(6)          the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries;

(7)          the Guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary thereof that was permitted to be Incurred by another provision of this Section 6(a)(7);

(8)          the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are Incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes;

(9)          the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any Obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case Incurred in connection with the disposition of any business, assets or Equity Interests of any Restricted Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Equity Interests of a Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary thereof in connection with such disposition;

(10)          the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)          the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement or indemnification obligations in respect of workers’ compensation, health disability or other employee benefits or claims or self-insurance obligations or bid, performance, appeal or surety bonds (in each case other than for an obligation for borrowed money);

(12)          the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit or the Incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or Incurrence;

(13)          [reserved];

(14)          the Incurrence of Acquired Debt and the Incurrence of Indebtedness Incurred in connection with an Acquisition, provided that after giving effect to the Incurrence thereof, (i) with respect to the Incurrence of any unsecured Indebtedness, (x) the Company could Incur at least $1.00 of Indebtedness under the Total Net Leverage Ratio set forth in the first paragraph above or (y) the Total Net Leverage Ratio would be equal to or less than the Total Net Leverage Ratio immediately prior to giving effect thereto and (ii) with respect to the Incurrence of any Consolidated Senior Secured Indebtedness, (x) the Consolidated Senior Secured Leverage Ratio is no greater than 3.70 to 1.00 or (y) the Consolidated Senior Secured Leverage Ratio would be equal to or less than the Consolidated Senior Secured Leverage Ratio immediately prior to giving effect thereto;

(15)          [reserved];

(16)          (i) the Incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, not to exceed the greater of (x) 6% of Total Assets and (y) $200.0 million and (ii) any Permitted Refinancing Indebtedness thereof;

(17)          Indebtedness of Restricted Subsidiaries of the Company at any one time outstanding not to exceed, in the aggregate, an amount equal to the greater of the greater of (x) 7.5% of Total Assets and (y) $250.0 million;

(18)          other Indebtedness constituting Consolidated Senior Secured Indebtedness up to an aggregate principal amount outstanding at any one time not to exceed an amount equal to the maximum principal amount of Consolidated Senior Secured Indebtedness that could be incurred such that after giving effect to the incurrence of such Consolidated Senior Secured Indebtedness, the Consolidated Senior Secured Leverage Ratio would be no greater than 3.70 to 1.00;

(19)          Indebtedness incurred by joint ventures in an aggregate amount at any time outstanding that does not exceed $25.0 million;

(20)          Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(21)          Obligations of the Company or any of its Restricted Subsidiaries arising from or representing deferred compensation to employees of the Company or any Subsidiary that constitute or are deemed to be Indebtedness under GAAP and that are incurred in the ordinary course of business;

(22)          Indebtedness owed by the Company or any Restricted Subsidiary to the Company or any other Restricted Subsidiary as a result of any Investment permitted to be made as described under Section 6(a)(5);

(23)          the Incurrence of Attributable Debt;

(24)          any Investment Transaction and any Indebtedness Incurred pursuant thereto or in connection therewith; and

(25)          the Incurrence by the Company of Indebtedness represented by the Subordinated Notes.

For purposes of determining compliance with this Section 6(a)(7), in the event that any Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Sections 6(a)(7)(b)(1) through (25) above, or is entitled to be Incurred pursuant to 6(a)(7)(a), the Company, in its sole discretion, shall be permitted to divide and classify such Indebtedness (or any portion thereof) at the time of its Incurrence in any manner that complies with this 6(a)(7) and will only be required to include the amount and type of such Indebtedness in one of the above clauses (1) through (25) of 6(a)(7)(b) or 6(a)(7)(a); provided that any refinancing (a “Credit Facility Refinancing”) of amounts Incurred in reliance on the exception provided by 6(a)(7)(b)(1) shall be deemed to have been Incurred in reliance on such 6(a)(7)(b)(1). Indebtedness under the Credit Agreement Incurred (or outstanding) on the Original Issue Date shall be deemed to have been Incurred in reliance on the exception provided by 6(a)(7)(b)(1). Additionally, all or any portion of any item of Indebtedness (other than Indebtedness under the Credit Agreement Incurred (or outstanding) on the Original Issue Date and Credit Facility Refinancings, which at all times shall be deemed to have been Incurred under 6(a)(7)(b)(1) above) may later be reclassified as having been Incurred pursuant to 6(a)(7)(a) or under any clause of Permitted Debt so long as such Indebtedness is permitted to be Incurred pursuant to such provision at the time of reclassification.

(c)          Notwithstanding any other provision of 6(a)(7), the maximum amount of Indebtedness that may be Incurred pursuant to 6(a)(7) shall not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(8)          Asset Sales.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)          the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(ii)          at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets or a combination of both. For purposes of this Section 6(a)(8)(a)(ii), each of the following shall be deemed to be cash:

(A)	any liabilities (as shown on the most recent balance sheet of the Company or its Restricted Subsidiaries) of the Company or any of its Restricted Subsidiaries (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Subordinated Notes and liabilities to the extent owed to the Company or any Subsidiary of the Company) that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability therefor;

(B)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary into cash, Cash Equivalents or Replacement Assets within 90 days of the receipt thereof (to the extent of the cash, Cash Equivalents or Replacement Assets received in that conversion);

(C)	any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) 3.0% of Total Assets or (y) $100.0 million (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)          Within 365 days (the “Reinvestment Period”) after the receipt by the Company or any of its Restricted Subsidiaries of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds at its option.

(i)          to repay any Designated Senior Indebtedness;

(ii)          (A) to repay any Indebtedness secured by a Lien on the assets or property of the Company or its Restricted Subsidiaries or (B) to repay any Indebtedness of any Restricted Subsidiary;

(iii)          to repay any Eligible Pari Passu Indebtedness; provided that if the Company or such Restricted Subsidiary shall so reduce Obligations under such Eligible Pari Passu Indebtedness under this clause (iii), the Company will ratably reduce the principal amount of the Subordinated Notes (ratably) pursuant to Section 3.01 or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders of Subordinated Notes to purchase at a purchase price equal to 100% of the principal amount thereof (or, in the event that the Subordinated Notes were issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest, the pro rata principal amount of Notes; provided, further, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (iii), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; or

(iv)          to invest in or purchase Replacement Assets.

Pending the final application of any such Net Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by this Exhibit A.

(c)          On or (at the Company’s option, prior to) the 366th day after the receipt by the Company or any of its Restricted Subsidiaries of any Net Proceeds from an Asset Sale (such date being referred as an “Excess Proceeds Trigger Date”), such aggregate amount of Net Proceeds that has not been applied, or committed to be applied pursuant to a binding commitment (so long as the Company or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such amount of Net Proceeds will be applied to satisfy such commitment within 180 days after the last day of the Reinvestment Period), on or before the Excess Proceeds Trigger Date as permitted in the preceding paragraph (“Excess Proceeds”) will be applied by the Company to make an offer (an “Asset Sale Offer”) to all holders of Subordinated Notes (and, at the option of the Company, to holders of other Indebtedness that is pari passu with the Subordinated Notes (the “Eligible Pari Passu Indebtedness”)), to purchase the maximum principal amount of Subordinated Notes (and any such Eligible Pari Passu Indebtedness that may be purchased out of the Excess Proceeds); provided that, if at the time of receipt of any Excess Proceeds in respect of any Asset Sale or at any time during the Reinvestment Period, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom, (x) if the Consolidated Senior Secured Leverage Ratio would be less than or equal to 2.50 to 1.00 the Company shall apply an amount equal to 50.0% of the Excess Proceeds to an Asset Sale Offer and (y) if the Consolidated Senior Secured Leverage Ratio would be less than 2.00 to 1.00 the Company shall apply an amount equal to 0.0% of the Excess Proceeds to an Asset Sale Offer (and the remaining 50.0% or 100.0%, as applicable, of such Excess Proceeds will constitute “Retained Proceeds”). The offer price in any Asset Sale Offer will be equal to 100% of the principal amount (or accreted value) of the Subordinated Notes (or, in respect of such Eligible Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Eligible Pari Passu Indebtedness) plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. The Company will commence an Asset Sale Offer by mailing, or delivering electronically, the notice required pursuant to the terms of this Exhibit A.

(d)          The Company may defer the Asset Sale Offer until there are aggregate unutilized Excess Proceeds equal to or in excess of $50.0 million resulting from one or more Asset Sales, at which time the entire unutilized amount of Excess Proceeds (not only the amount in excess of $50.0 million) shall be applied as provided in Section 6(a)(8)(c). If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by this Exhibit A. If the aggregate principal amount of Subordinated Notes (and such Eligible Pari Passu Indebtedness) surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Company shall select the Subordinated Notes and such Eligible Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Subordinated Notes or such Eligible Pari Passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the Excess Proceeds subject to such Asset Sale shall no longer be deemed to be Excess Proceeds.

(e)          Notwithstanding the foregoing, to the extent that the Company has determined in good faith that repatriation of any of or all the Net Proceeds from any Asset Sale during any fiscal year attributable to Foreign Subsidiaries would have a material adverse tax cost consequence with respect to such Net Proceeds, the portion of such Net Proceeds having such effect will not be required to be applied in compliance with this Section 6(a)(8) for so long, but only so long, as such material adverse tax cost consequence exists (the Company hereby agreeing to take and to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions within its control to eliminate such effects), and once such repatriation or distribution of any of such affected Net Proceeds shall cease to generate such material adverse tax consequences, such Net Proceeds (net of additional taxes payable or reserved against as a result thereof) will be immediately be required to be applied in compliance with this Section 6(a)(8).

(f)          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Subordinated Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of this Exhibit A, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Exhibit A by virtue of such compliance.

(9)          Transactions with Affiliates.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), or series of related Affiliate Transactions, involving, for any individual Affiliate Transaction, or any series of related Affiliate Transactions, aggregate consideration in excess of $25.0 million, unless such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company or any of its Restricted Subsidiaries.

(b)          The following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 6(a)(9)(a):

(i)          transactions between or among the Company and/or its Restricted Subsidiaries;

(ii)          payment of fees to, and indemnification and similar payments on behalf of, directors of the Company, or any of its Restricted Subsidiaries;

(iii)          Restricted Payments that are permitted by the provisions of Section 6(a)(5) and Permitted Investments (other than pursuant to clauses (3) and (8) thereof);

(iv)          any issuance or sale of Equity Interests (other than Disqualified Stock) of the Company;

(v)          transactions pursuant to agreements or arrangements in effect on the Original Issue Date, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Original Issue Date;

(vi)          any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans);

(vii)          payments or loans to employees or consultants in the ordinary course of business;

(viii)          transactions with a Person that is an Affiliate of the Company solely because the Company, directly or indirectly, owns Equity Interests in, or controls, such Person; provided that no Affiliate other than the Company or its Restricted Subsidiary will have a beneficial interest or otherwise participate in such Affiliate;

(ix)          transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Exhibit A, which are fair to the Company and its Restricted Subsidiaries in the determination of a majority of the disinterested members of the Board of Directors or the senior management of the Company, or are on terms no less favorable than those that could reasonably have been obtained at such time from an unaffiliated party; and

(x)          any Investment Transaction and the performance of all obligations and agreements thereunder or entered into in connection therewith, including, without limitation, the payment of all fees, expenses, bonuses and awards related to or contemplated by the Investment Transactions.

(10)          Liens.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, create, incur, assume any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under this Exhibit A are secured by a Lien on such property or assets on an equal and ratable basis with the Obligations so secured (or, in the case of Indebtedness subordinated to the Subordinated Notes, prior or senior thereto, with the same relative priority as the Subordinated Notes shall have with respect to such subordinated Indebtedness) until such time as such Obligations are no longer secured by a Lien.

(b)          Any Lien that is granted to secure the Subordinated Notes under Section 6(a)(10)(a) shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Subordinated Notes.

(c)          For purposes of determining compliance with this Section 6(a)(10), (A) a Lien securing any Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 6(a)(10)(a) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing any Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 6(a)(10)(a), the Company may, in its sole discretion, classify or reclassify, or later (on one or more occasions) divide, classify or reclassify (as if Incurred at such later time), such Lien securing such Indebtedness (or any portion thereof) in any manner that complies with this Section 6(a)(10) and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the categories of Permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” or pursuant to Section 6(a)(10)(a) and, in such event, such Lien securing such Indebtedness (or any portion thereof) will be treated as being Incurred or existing pursuant to only such clause or clauses (or any portion thereof) or pursuant to Section 6(a)(10)(a) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be Incurred pursuant to any other clause or paragraph.

(d)          With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of Common Stock, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness described in clause (x) of the penultimate paragraph of the definition of “Indebtedness.”

(11)          Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Company may designate any Restricted Subsidiary of the Company to be an Unrestricted Subsidiary; provided that:

(i)          any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of the Subsidiary being so designated shall be deemed to be an Incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such Incurrence of Indebtedness would be permitted under Section 6(a)(7);

(ii)          the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary thereof of any Indebtedness of such Subsidiary) shall be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under Section 6(a)(5);

(iii)          such Subsidiary does not hold any Capital Stock or Indebtedness of, or own or hold any Lien on any property or assets of, or have any Investment in, the Company or any other Restricted Subsidiary of the Company (other than a Subsidiary of the entity being designated);

(iv)          the Subsidiary being so designated:

(1)          is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary thereof unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; and

(2)          is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results

(v)          no Insolvency Event would be in existence following such designation; and

(vi)          such Subsidiary does not own any intellectual property that is material to the Company and its Restricted Subsidiaries, taken as a whole.

(b)          Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary, or of an Unrestricted Subsidiary of the Company as a Restricted Subsidiary, shall be evidenced to the holders of Series A Preferred Stock by delivering to the holders of Series A Preferred Stock an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by this Exhibit A. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in Section 6(a)(11)(a)(iv), it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Exhibit A and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be Incurred or made by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be Incurred or made as of such date under this Exhibit A, the Company shall be in default under this Exhibit A.

(c)          The Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(i)          such designation shall be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness (including any Non-Recourse Debt) of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under Section 6(a)(7);

(ii)          all outstanding Investments owned by such Unrestricted Subsidiary shall be deemed to be made as of the time of such designation and such designation shall only be permitted if such Investments would be permitted under Section 6(a)(5);

(iii)          all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under Section 6(a)(10); and

(iv)          no Insolvency Event would be in existence following such designation.

(12)          Sale and Leaseback Transactions. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary thereof may enter into (i) a Sale and Leaseback Transaction if the Company applies the proceeds of such transaction in compliance with Section 6(a)(8) and (ii) any Investment Transaction and any Sale and Leaseback Transaction made pursuant thereto or in connection therewith.

(13)          Limited Condition Transactions; Measuring Compliance.

(a)          When calculating the availability under any basket or ratio under this Exhibit A or compliance with any provision of this Exhibit A in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, and the use of proceeds thereof, the incurrence of Liens, repayments, dividends and Asset Sales or distributions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Insolvency Event)) under this Exhibit A shall be deemed to be the date (the “LCT Test Date”) either (a) that the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or distribution or similar event), (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer is published on a regulatory information service in respect of a target of a Limited Condition Transaction is made (or that equivalent notice under equivalent laws, rules or regulations in such other applicable jurisdiction is made), (c) that notice is given with respect to any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment or (d) that notice is given with respect to any dividend or other distribution requiring irrevocable notice in advance thereof and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, the incurrence of Liens, repayments, dividends or other distributions and dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Liens, for example, whether such Liens are to secure Indebtedness that is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Company may elect, in its sole discretion, to redetermine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets and (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence or issuance of Indebtedness, and the use of proceeds thereof, the incurrence of Liens, repayments, dividends or distributions and Asset Sales).

(b)          For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Total Assets of the Company or the Person subject to such Limited Condition Transaction, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; (2) if any related requirements and conditions (including as to the absence of any continuing Insolvency Event) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of an Insolvency Event), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Insolvency Event shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

(c)          For purposes of determining compliance with any fixed basket in any covenant, in the event that any such fixed baskets are intended to be utilized together with any Incurrence-based baskets in such covenant in a single transaction or action or series of related transactions or actions, (i) compliance with or satisfaction of any applicable financial ratios or tests for the portion of such applicable transaction or action to be incurred under any Incurrence-based basket in any covenant shall first be calculated without giving effect to amounts being utilized pursuant to any fixed baskets in such covenant, but giving full pro forma effect to all applicable and related transactions and actions (including, subject to the foregoing with respect to fixed baskets, any Incurrence and repayments of Indebtedness) and all other permitted pro forma adjustments and (ii) thereafter, Incurrence of the portion of such applicable transaction or action to be incurred under any fixed baskets in such covenant shall be calculated.

(b)          Additional Covenants of the Company. In addition to the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding:

(1)          Reports.

(a)          The Company shall furnish to the holders of the Series A Preferred Stock a copy of all of the information and reports referred to in clauses (i) and (ii) below within the time periods specified in the Commission’s rules and regulations (if the Company was subject to such Commission rules and regulations):

(i)          all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K, if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(ii)          all current reports that would be required to be filed with the Commission on Form 8-K, if the Company were required to file such reports;

(b)          In addition, the Company shall furnish to the holders of Series A Preferred Stock, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(c)          Notwithstanding the foregoing, the Company will be deemed to have furnished the reports referred to in this Section 6(b)(1) to the holders of the Series A Preferred Stock if it has filed such reports with the Commission via the EDGAR filing system (or any successor thereto) or on the Company’s website or on Intralinks or any comparable online data system.

(d)          In the event that the rules and regulations of the Commission permit the Company and any direct or indirect parent of the Company to report at such parent entity’s level on a consolidated basis and such parent entity is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the Capital Stock of the Company, consolidating reporting at the parent entity’s level in a manner consistent with that described in this Section 6(b)(1) for the Company will satisfy this Section 6(b)(1), and the Company is permitted to satisfy its obligations in this Section 6(b)(1) with respect to financial information relating to the Company by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.

(e)          Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations hereunder for purposes of Section 4(f) until 60 days after the date any report hereunder is due.

(2)          Taxes. The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, any taxes, assessments, and governmental charges levied or imposed upon the Company or its Restricted Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or governmental levy whose amount, applicability or validity (x) is being contested in good faith and by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company) are being maintained in accordance with GAAP or (y) would not reasonably be expected to cause a material adverse effect on the results of operations or financial condition of the Company and its Subsidiaries taken as a whole.

(3)          Compliance Certificate.

(a)          The Company shall deliver to the Holder annually within 120 days after the end of each fiscal year, an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Insolvency Event and whether or not the signers know of any Insolvency Event that occurred during such period.

(b)          The Company shall, so long as any of the Subordinated Notes are outstanding, deliver to the Holder, within 10 Business Days after any Officer becomes aware of any Insolvency Event, an Officers’ Certificate specifying such Insolvency Event and what action the Company is taking or propose to take with respect thereto.

Section 7          Voting.

(a)          General. Each holder of Series A Preferred Stock will have one (1) vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent. The holders of Series A Preferred Stock may take action or consent to any action with respect to such rights without a meeting by delivering a consent in writing or electronic transmission of the holders of the Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize, take or consent to such action at a meeting of stockholders. The holders of Series A Preferred Stock will not have the right to vote on matters other than those set forth in this Exhibit A or as required by law.

(b)          Right to Elect Two Directors Upon Specified Breaches. If Preferred Dividends shall not have been paid in cash in full for the equivalent of two or more Dividend Periods ending after the five-year anniversary of the Initial Closing Date, whether or not consecutive (each such occurrence, a “Specified Breach”), the number of directors then constituting the Board of Directors shall thereupon automatically be increased by two and the holders of Series A Preferred Stock, voting together as a single class, shall be entitled to elect two additional directors (the “Specified Breach Directors”), provided that it shall be a qualification for election for any such Specified Breach Director that the election of such director shall not cause the Company to violate the corporate governance requirement of the Nasdaq (or any other securities exchange or other trading facility on which securities of the Company may then be listed or traded) that listed or traded companies must have a majority of independent directors. The Specified Breach Directors shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board of Directors and shall serve on the Board of Directors until no Specified Breach exists (at which time the rights under this Section 7(b) shall terminate, subject to revesting in the event of each and every subsequent Specified Breach). Upon the termination of the foregoing rights, the term of office on the Board of Directors of all individuals who may have been designated as Specified Breach Directors under this Section 7(b) shall cease (and such individuals shall promptly resign from the Board of Directors), and the number of directors constituting the Board of Directors shall return to the number of directors that constituted the entire Board of Directors immediately prior to the occurrence or existence of the initial Specified Breach giving rise to the foregoing rights. The rights granted by this Section 7(b) shall be in addition to any other rights granted to the holders of the Series A Preferred Stock herein and in the Governance Agreement.

Section 8          Notices. All notices or communications in respect of the Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Exhibit A, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Series A Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of the Series A Preferred Stock in any manner permitted by such facility.

Section 9          Replacement Certificates. The Company shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Company. The Company shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Company of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Company.

Section 10          Taxes.

(a)          Withholding. The Company shall be entitled to deduct and withhold taxes on all payments and distributions (or deemed distributions) on the Series A Preferred Stock to the extent required by applicable law. To the extent that any amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Exhibit A as having been paid to the Person in respect of which such deduction or withholding was made. In the event the Company previously remitted any amounts to a governmental authority on account of taxes required to be deducted or withheld in respect of any payment or distribution (or deemed distribution) with respect to a share of Series A Preferred Stock, the Company shall be entitled (i) to offset any such amounts against any amounts otherwise payable in respect of such share of Series A Preferred Stock or (ii) to require the Person in respect of whom such deduction or withholding was made to reimburse the Company for such amounts (and such Person shall promptly so reimburse the Company upon demand). Notwithstanding any provision herein to the contrary, (i) the Company shall be entitled to make a protective withholding of taxes if the Company determines in its sole discretion that it is not certain whether such withholding is required under applicable law and (ii) this Section 10(a) shall survive any transfer, surrender or termination of this Exhibit A.

(b)          Transfer Taxes. The Company shall pay any and all documentary, stamp and similar issue or transfer tax (“Transfer Tax”) due on the issue of shares of Series A Preferred Stock or certificates representing such shares or securities. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Series A Preferred Stock to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to the event pursuant to which such issue or delivery is required, and no such issue or delivery shall be made unless and until the Person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the satisfaction of the Company that such Transfer Tax has been paid or is not payable.

Section 11.          Further Assurances. The Company shall take such actions as are reasonably required in order for the Company to satisfy its obligations under this Exhibit A, including, without limitation, using commercially reasonable efforts to seek to obtain the approval of the holders of any class or series of Capital Stock or making any filings, in each case as required pursuant to applicable law or the listing requirements (if any) of any national securities exchange on which any class or series of Capital Stock is then listed or traded. The Company further agrees to reasonably cooperate with the holders of Series A Preferred Stock in the making of any filings under applicable law that are to be made by the Company or any such holder in connection with the exercise of any such holder’s rights hereunder.

Section 12          Amendment. This Exhibit A may only be altered, amended, or repealed by the affirmative vote of a majority of the whole Board of Directors and holders of a majority of the outstanding shares of the Series A Preferred Stock, voting as a single class.

Section 13          Waiver. Any provision in this Exhibit A to the contrary notwithstanding, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

Section 14          Severability. If any term of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term herein set forth will be deemed dependent upon any other such term unless so expressed herein.

Section 15          Transfer Restrictions. Notwithstanding anything to the contrary in the Governance Agreement, the holders of Series A Preferred Stock may not, without the Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed, directly or indirectly, sell, transfer or otherwise dispose of (“Transfer”) any shares of Series A Preferred Stock to any Person unless, in each case, (a) such Person is a U.S. Person and (b) prior to such Transfer, such Person delivers to the Company a properly completed and executed Internal Revenue Service Form W-9, certifying that such Person is a U.S. Person exempt from back-up withholding; provided that this Section 15 shall not apply to, and shall cease to apply following, any (i) transactions pursuant to Rule 144 or Rule 144A under the Securities Act, (ii) any transactions registered under the Securities Act or (iii) any Transfers described in Sections 7(b)(iii), (iv), (v), (vi), (vii) or (viii)(y) of the Governance Agreement (for the avoidance of doubt, whether such Transfer is by the Investor or any other holder). In connection with any transactions described in clause (i) or (ii) of the proviso to the preceding sentence, the applicable holder(s) of Series A Preferred Stock and the Company shall use commercially reasonable efforts to cause the relevant shares of Series A Preferred Stock to be held through a withholding agent that is a U.S. Person (e.g., The Depository Trust & Clearing Corporation, Cede & Co. or one of their respective affiliates).

Section 16          No Other Rights. Except as set forth in the Governance Agreement or the Investment Agreement, the Series A Preferred Stock will have no rights or preferences except as provided in this Exhibit A or the Certificate of Incorporation or as required by law.